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                                 EXHIBIT 23(c)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Monterey Homes Corporation
Monterey Management, Inc.
Monterey Homes - Tucson Corporation and
Monterey Management - Tucson, Inc.


         We consent to the use of our report on the combined financial statements of Monterey Homes Corporation, Monterey Management, Inc., Monterey Homes - Tucson Corporation and Monterey Management Tucson, Inc. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, included in the Homeplex Mortgage Investments Corporation Registration Statement (Form S-4) and the related proxy statement/prospectus and to the reference to our firm under the heading "Experts" in the Homeplex Mortgage Investments Corporation Registration Statement (Form S-4) and the related proxy statement/prospectus.



                                        KPMG PEAT MARWICK, LLP

Phoenix, Arizona
November 8, 1996